Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock International Growth and Income Trust (the “Trust”) on Form N-2 (Securities Act Registration No. 333-141374 and Investment Company Registration No. 811-22032) of our report dated May 18, 2007, relating to the financial statements of the Trust as of April 18, 2007 and for the period from March 13, 2007 (date of inception) to April 18, 2007, appearing in the Statement of Additional Information, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 21, 2007